N-SAR Sub-Item 77O

10f-3 Transactions

File Number: 811-4809

Liberty All-Equity Fund 10f-3 Transactions
For Year Ended December 31, 2006

	Trade Date	Security	Par	Price	Broker Transacted With	Sub Adviser

Secondary	2/8/2006	Avent, Inc.	2700	$24.00	Credit Suisse First Boston Corp.	S.C.M

Secondary	3/2/2006	Genworth Financial, Inc.	13450	$32.75	Merrill Lynch, Pierce, Fenner & Smith	S.C.M

Note: Effective December 18, 2006, Banc of America is no longer considered an affiliate.